EXHIBIT 21

                                  Subsidiaries


Name                       Jurisdicition of Organization    Trade Name
----                       -----------------------------    ----------

Patient Infosystems
 Acquisition Corp.              Delaware                    HealthDesk

Patient Infosystems                                         Patient Infosystems
 Canada, Inc.                   Ontario, Canada              Canada, Inc.